UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 21, 2016

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver wireless, video and broadband services both domestically and internationally, as well as traditional telephony services.

Overview
We announced on July 21, 2016, that second-quarter 2016 net income attributable to AT&T totaled $3.4 billion, or $0.55 per diluted share, compared to $3.1 billion, or $0.59 per diluted share in the second quarter of 2015.

Second-quarter 2016 revenues were $40.5 billion, up 22.7 percent from the second-quarter 2015. Second quarter revenues reflect increased revenues primarily from our acquisition of DIRECTV.  Compared with results for the second quarter of 2015, operating expenses were $34.0 billion versus $27.2 billion; operating income was $6.6 billion, up from $5.8 billion; and AT&T's operating income margin was 16.2 percent, compared to 17.5 percent. Second-quarter 2016 cash from operating activities was $10.3 billion, up from $9.2 billion in the year-ago quarter primarily due to the acquisition of DIRECTV and the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2.1 million North American wireless subscribers in the second quarter of 2016, of which 1.4 million were in the U.S. At June 30, 2016, our North American wireless customer base was approximately 141.8 million compared to 132.5 million in the prior year, and our domestic wireless subscribers totaled 131.8 million compared to 123.9 million. During the second quarter, net adds were as follows:
•
North American branded net adds (combined postpaid and prepaid) were 1.4 million, of which 622,000 were domestic. North American prepaid subscriber net adds were 979,000, of which 365,000 were domestic. North American postpaid subscriber net adds were 422,000, of which 257,000 were domestic. Total domestic postpaid tablet and computing device net adds were 319,000.

•	Connected devices were 1.2 million; 1.3 million attributable to connected cars.
•	North American reseller had a net loss of 496,000, with 459,000 in the U.S. primarily attributable to the year-end 2016 shutdown of our 2G U.S. network.

We no longer offer subsidized device purchases for the majority of our U.S. customers, instead allowing subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During the first quarter of 2016, we also introduced an integrated offer that allows for unlimited wireless data when combined with our video services, ending the second quarter with more than 5.0 million subscribers to this offer. At June 30, 2016, Mobile Share plans represented nearly 58.2 million domestic wireless connections and about 75 percent of our domestic wireless postpaid smartphone base was on no-device-subsidy Mobile Share plans.

Sales under our equipment installment programs, including AT&T Next continued to increase during the second quarter, with 83 percent of all postpaid smartphone gross adds and upgrades selecting these programs, compared to nearly 80 percent in the first quarter of 2016 and 68 percent in the second quarter of 2015. During the second quarter of 2016, we sold 4.0 million smartphones under our AT&T Next program and had BYOD gross adds of 477,000. About 93 percent of smartphone transactions in the quarter were no-subsidy compared to 74 percent in the year-ago quarter. At June 30, 2016, about 50 percent of the postpaid smartphone base is on AT&T Next compared to nearly 37 percent at June 30, 2015.

With our July 24, 2015, acquisition of DIRECTV, we added 32.2 million subscribers of DIRECTV's video services, which includes domestic and international subscribers and reflects our methodology used to count commercial subscribers. At June 30, 2016, we had 37.8 million video subscribers compared with 6.0 million at June 30, 2015. Total video subscribers increased by 38,000 in the second quarter of 2016.

Our total broadband connections were 15.6 million at June 30, 2016, and 16.0 million at June 30, 2015. During the second quarter, we added 74,000 IP broadband subscribers, for a total of 13.5 million at June 30, 2016. Total broadband subscribers declined by 123,000 in the quarter.

At June 30, 2016, our total switched access lines were 15.3 million compared with 18.1 million at June 30, 2015. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 109,000 in the quarter to reach 5.6 million at June 30, 2016, compared to 5.4 million at June 30, 2015.

Segment Summary
Business Solutions
Revenues from our Business Solutions (ABS) segment for the second quarter of 2016 were $17.6 billion, down 0.5 percent versus the year-ago quarter primarily due to continued declines in our legacy voice and data products, lower equipment revenues and foreign exchange pressures. These revenue declines were mostly offset by growth in strategic business services and higher wireless service revenues, largely due to migrations from our Consumer Mobility segment. Second-quarter 2016 ABS operating expenses totaled $13.4 billion, down 0.4 percent versus the second quarter of 2015. The ABS operating margin was 23.9 percent, compared to 24.0 percent in the year-earlier quarter with wireless and IP revenue growth and cost efficiencies mostly offsetting declines in legacy services.

We had approximately 77.5 million business wireless subscribers at June 30, 2016, compared to 69.2 million at June 30, 2015. During the second quarter of 2016, business wireless net adds for connected devices were 1.2 million and postpaid net adds were 185,000. Postpaid business wireless subscriber churn was 0.91 percent, compared to 0.91 percent in the year-ago quarter.

During the second quarter of 2016, we added 20,000 high-speed Internet business subscribers, bringing total business IP broadband to 948,000 subscribers. Total business broadband connections had a loss of 14,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes the results of the U.S. satellite-based operations acquired in our July 2015 acquisition of DIRECTV as well as broadband and wired voice services to domestic residential customers. Entertainment revenues for the second quarter of 2016 were $12.7 billion, more than double the year-ago quarter due to the acquisition of DIRECTV as well as strong growth in consumer IP broadband. Revenues from legacy voice and data products continue to decline. Second-quarter 2016 Entertainment operating expenses totaled $11.1 billion compared to $6.0 billion in the second quarter of 2015, largely due to the acquisition of DIRECTV. The Entertainment operating margin was 13.0 percent, compared to (3.4) percent in the year-earlier quarter with satellite video and IP revenue growth and cost efficiencies offsetting programming content cost pressure and declines in legacy services.

At June 30, 2016, Entertainment had approximately 51.3 million revenue connections, compared to 33.7 million at June 30, 2015, which included:
•
Approximately 25.3 million video connections at June 30, 2016, compared to 6.0 million at June 30, 2015. DIRECTV's satellite subscribers as of the July 24, 2015, acquisition date were 19.5 million. During the second quarter of 2016, we added 342,000 satellite subscribers despite some seasonality pressures; however, U-verse subscribers declined 391,000 as we focused on profitability and increasingly emphasized satellite sales, including U-verse subscribers choosing to switch to satellite. At June 30, 2016, more than 80 percent of our domestic video subscribers are on the DIRECTV platform.

•
Approximately 14.2 million broadband connections at June 30, 2016, compared to 14.4 million at June 30, 2015. During the second quarter, we added 54,000 IP broadband subscribers, for a total of 12.6 million at June 30, 2016. Total broadband subscribers declined 110,000 in the quarter.

•	Approximately 11.8 million wired voice connections at June 30, 2016, compared to 13.3 million at June 30, 2015. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the second quarter of 2016 were $8.2 billion, down 6.5 percent versus the year-ago quarter, reflecting a $627 million decline in postpaid service revenues due to the popularity of Mobile Share plans, migrations of customers to our ABS segment and lower equipment revenues, reflecting lower smartphone upgrade volumes and an increase in BYOD. This decline was partially offset by an increase of $249 million in prepaid service revenues. Second-quarter 2016 Consumer Mobility operating expenses totaled $5.6 billion, down 8.5 percent versus the second quarter of 2015 reflecting lower equipment and commission costs as well as increased efficiencies. The Consumer Mobility operating margin was 31.4 percent, compared to 29.9 percent in the year-earlier quarter with lower volumes, fewer subsidized sales and cost efficiencies more than offsetting the pressure from customers choosing our lower service rate Mobile Share plans.

We had approximately 54.3 million Consumer Mobility subscribers at June 30, 2016, compared to 54.7 million at June 30, 2015. During the second quarter of 2016, we had branded net adds of 437,000, (prepaid net adds were 365,000 reflecting gains in both Cricket and GoPhone subscribers, and consumer postpaid net adds were 72,000). Consumer reseller had a net loss of 446,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted Consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 1.96 percent versus 1.86 percent in the second quarter of 2015, including postpaid churn of 1.09 percent, compared to 1.16 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations acquired in our July 2015 acquisition of DIRECTV as well as the Mexican wireless operations acquired earlier in 2015. Second quarter 2016 operating revenues were $1.8 billion, with $1.2 billion attributable to video services in Latin America and $606 million of wireless revenues in Mexico. Second quarter 2015 operating revenues included the results of our Mexican wireless companies and were $491 million. Our international segment revenues reflect foreign exchange pressures in our DIRECTV Latin America and Mexican wireless results. Operating expenses were $2.0 billion compared to $622 million in the second quarter of 2015, largely due to our acquisition of DIRECTV. The International operating margin was (10.6) percent, compared to (26.7) percent in the year-earlier quarter.

At June 30, 2016, we had approximately 10.0 million wireless subscribers in Mexico and 12.5 million video connections in Latin America, including 5.3 million in Brazil. During the second quarter of 2016, our Mexico wireless business had net adds of 742,000 subscribers and our Latin America operations had net adds of 87,000 video connections.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). AT&T Mobility revenues for the second quarter of 2016 were $17.9 billion, down 2.1 percent versus the second quarter of 2015, and AT&T Mobility's operating income margin was 29.8 percent compared to 29.0 percent in the year-ago quarter reflecting continuing adoption of AT&T Next, an increase in BYOD customers, lower smartphone upgrade volumes and continued efforts to drive operating costs out of the business.

For the quarter ended June 30, 2016, postpaid phone-only ARPU decreased 2.4 percent versus the year-earlier quarter and increased 0.5 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 2.5 percent versus the year earlier quarter and 0.6 percent sequentially.

Postpaid churn was 0.97 percent, compared to 1.01 percent in the year-ago. Total customer churn was 1.35 percent versus 1.31 percent in the second quarter of 2015.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 5 million shares, or $197 million during the second quarter of 2016. At June 30, 2016, about 402 million shares remain available under approved share repurchase authorizations.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 21, 2016	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller